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                                                                    EXHIBIT 21.1


                       Subsidiaries of the Registrant


         Phoenix FSC, Inc., a wholly-owned subsidiary of the Company, was incorporated on May 9, 1994 with the government of the Virgin Islands of the United States, St. Thomas.


         Phoenix EMEA Limited, a wholly-owned subsidiary of the Company, was incorporated on December 9, 1996 with the Registrar of Companies for England and Wales.